Exhibit 99.1
News Release
For Immediate Release: October 5, 2014
H&R Block Updates Expected Timing of Bank Transaction

KANSAS CITY, Mo. - H&R Block, Inc. (NYSE: HRB), the world’s largest consumer tax services provider, today announced that the regulatory approval process regarding its purchase and assumption agreement (the “P&A Agreement”) with BofI Federal Bank (“BofI”) will not be complete this calendar year. Thus, H&R Block expects to continue offering its financial services products to its clients through H&R Block Bank for the upcoming tax season.

“We are extremely disappointed with this development. However, we remain committed to exiting our bank and forming a long-term relationship with BofI,” said Bill Cobb, H&R Block’s president and chief executive officer. “We are prepared to serve our clients through H&R Block Bank this upcoming tax season. Our financial services products provide tremendous value for our clients, who will not be impacted by this delay.”

As announced on April 10, 2014, H&R Block Bank and BofI entered into the P&A Agreement, pursuant to which H&R Block Bank agreed to sell certain assets and transfer certain liabilities, including all of its deposit liabilities, to BofI. The P&A Agreement is subject to regulatory approvals and other customary closing conditions. The parties also agreed to terms of a program management agreement under which BofI will serve as the bank for H&R Block-branded financial services products offered through H&R Block’s retail and digital channels: Emerald Prepaid MasterCard®, refund transfers and Emerald Advance® lines of credit. Further details regarding these agreements can be found in the Form 8-K filed with the Securities and Exchange Commission on April 10, 2014. There can be no assurances regarding when or if the transaction will ultimately receive regulatory approval or if the other closing conditions will be satisfied.

Conference Call
Discussion of these developments regarding the H&R Block Bank divestiture transaction and related matters will occur during a conference call for analysts, institutional investors, and shareholders. The call is scheduled for 9:00 a.m. Eastern time on Monday, Oct. 6, 2014. To access the call, please dial the number below approximately 10 minutes prior to the scheduled starting time:

U.S./Canada (888) 895-5260 or International (443) 842-7595
Conference ID: 13270413

The call will also be webcast in a listen-only format for the media and public. The link to the webcast can be accessed directly at http://investors.hrblock.com.

A replay of the call will be available beginning at 12:00 p.m. Eastern time on Oct. 6, 2014, and continuing until Nov. 6, 2014, by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International). The conference ID is 13270413. The webcast will be available for replay Oct. 6, 2014 at http://investors.hrblock.com.

About H&R Block
H&R Block, Inc. (NYSE: HRB) is the world’s largest consumer tax services provider. More than 650 million tax returns have been prepared worldwide by and through H&R Block since 1955. In fiscal 2014, H&R Block had annual revenues over $3.0 billion with 24.2 million tax returns prepared worldwide. Tax return preparation services are provided in approximately 12,000 company-owned and franchise retail tax offices worldwide by professional tax preparers, and through H&R Block Tax Software products. H&R Block Bank provides affordable financial services products. For more information, visit the H&R Block Newsroom at http://newsroom.hrblock.com/.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “targets,” “would,” “will,” “should,” “could” or “may” or other similar expressions. Forward-looking statements provide management’s current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, capital expenditures, dividends, liquidity, capital structure or other financial items, descriptions of management’s plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data or methods, future events or other changes, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the company’s control and which are described in our Annual Report on Form 10-K for the fiscal year ended April 30, 2014 in the section entitled “Risk Factors,” as well as additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. In addition, there can be no assurances regarding the timing and ability to obtain all required regulatory and other approvals, the closing of the contemplated transactions, or the final terms and conditions of the various agreements. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

For Further Information
Investor Relations:    Colby Brown, (816) 854-4559, colby.brown@hrblock.com
Media Relations:    Gene King, (816) 854-4672, gene.king@hrblock.com